Exhibit 99.1

FOR IMMEDIATE RELEASE

COURT RULES IN FAVOR OF E.DIGITAL

(SAN DIEGO, CA, – September 14, 2009) – e.Digital Corporation (OTC: EDIG), a leading technology innovator of dedicated portable entertainment systems and patented flash memory-related technology, announced today that the United States District Court for the District of Utah (the “Court”) ruled in favor of e.Digital on all remaining claims in the digEcor v. e.Digital litigation.

The Court issued its Findings of Fact and Conclusions of Law late last week in the lawsuit brought by digEcor against e.Digital. The Court’s findings and conclusions were based upon evidence presented at the May 2009 trial, as well as the post-trial briefings and arguments of the parties.  In its decision, the Court dismissed all remaining digEcor claims with prejudice, ordering that digEcor recover no damages or injunctive relief. Specifically, the Court dismissed digEcor's claims for breach of a November 2005 Purchase Order between the parties, breach of a digital rights management (“DRM”) Agreement, and breach of an October 22, 2002 Agreement. All claims were dismissed "with prejudice and on the merits." The Court also declined to grant digEcor any injunctive relief in connection with the DRM-related claim.

To read the full findings of the Court, please click here:

http://www.edigital.com/docs/Verdict.pdf

About e.Digital Corporation: e.Digital is a leading innovator of dedicated portable in flight entertainment systems. More than 30 airlines have made dedicated portable systems powered by e.Digital technology their in flight entertainment choice. e.Digital also owns and is monetizing its Flash-R™ portfolio of flash memory-related patents. e.Digital was the first company to develop, employ and patent important technology that initiated the use of flash memory in portable devices. For more information about e.Digital , please visit: www.edigital.com.

Safe Harbor statement under the Private Securities Litigation Reform of 1995: All statements made in this document, other than statements of historical fact, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development, expected future developments and other factors that we believe are appropriate under the circumstances. These forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the businesses of the Company and the industries and markets in which the Company operates. Actual outcomes and results may differ materially from what is expressed or implied by the forward-looking statements. More information about potential factors that could affect the Company can be found in its most recent Form 10-K, Form 10-Q and other reports and statements filed with the Securities and Exchange Commission (“SEC”). e.Digital Corporation disclaims any intent or obligation to update these or any forward-looking statements, except as otherwise specifically stated by it.

CONTACT: e.Digital Corporation: Robert Putnam, (858) 304-3016 ext. 205, rputnam@edigital.com